EXHIBIT 99.1
Element Solutions Inc
Announces 2019 Second Quarter Financial Results

•	Net sales from continuing operations of $457 million, a decline of 9% from last year on a reported basis or 6% on an organic basis

•
GAAP diluted EPS from continuing operations of $0.06, compared to loss per share of $0.17 in the same period last year; adjusted EPS from continuing operations of $0.21, compared to adjusted EPS from continuing operations of $0.05 in the same period last year

•	Reported net income from continuing operations of $15 million, compared to a loss of $50 million in the same period last year

•	Adjusted EBITDA from continuing operations of $101 million, a decrease of 4% from last year on a constant currency basis

•	Second quarter cash flows from operating activities of $37 million; year to date free cash flows on an adjusted basis of approximately $86 million

•	Full year 2019 adjusted EPS guidance range narrowed to $0.83 to $0.86; adjusted EBITDA guidance range of 2% to 5% growth on a constant currency basis

•	Net debt to trailing twelve month adjusted EBITDA ratio of 3.3x
Miami, Fla., August 2, 2019 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results from continuing operations for the second quarter ended June 30, 2019.
Unless otherwise specified, the results presented in this press release exclude discontinued operations relating to the Company's former Agricultural Solutions business, which was sold on January 31, 2019.
Executive Commentary
Chief Executive Officer Benjamin Gliklich said, “In a challenging macroeconomic environment this quarter, we demonstrated the resilience of our business model and stability of our cash flow. Our end-markets were impacted by headwinds we expected entering the quarter in electronics and automotive, specifically in Asia. We anticipated this and have managed our cost footprint to reflect the commercial reality year to date. Through our continued execution against corporate cost savings and cost containment in the business, we were pleased to see our adjusted EBITDA margin increase despite the pressure on the top line. This is a testament to our team's experience and our nimble operating model.”
Mr. Gliklich continued, “While we still expect a seasonal pick-up in the third quarter, we are not counting on a strong recovery as geopolitical uncertainty continues to weigh on demand in the underlying market in the second half. Taking all of this into account, we are reducing our full-year net sales expectations to a decline of between 1% and 3% on an organic basis. While this is well below our expectation for long-term average growth, it reflects out-performance relative to our end-markets which we expect to decline in the mid-single digits this year. We still expect adjusted EBITDA to grow on a constant currency basis by 2% to 5% in 2019. We are maintaining the midpoint of our full-year adjusted EPS guidance, but narrowing the range to $0.83 to $0.86 which represents growth of approximately 24% year-over-year. Year to date, we have generated approximately $86 million of free cash flow on an adjusted basis and remain on track to generate approximately $200 million of free cash flow on an adjusted basis this year. This cash flow, the hallmark of our business in all markets, provides us flexibility and we plan to deploy it prudently to continue to drive earnings growth, while respecting a net debt to adjusted EBITDA ratio of 3.5 times or less.”
Second Quarter 2019 Highlights (compared with second quarter 2018) for continuing operations:

•
Net sales on a reported basis for the second quarter of 2019 were $457 million, a decrease of 9% over the second quarter of 2018. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, decreased 6%.

◦	Electronics: Net sales decreased 9% to $268 million. Organic net sales decreased 6%.

◦	Industrial & Specialty: Net sales decreased 8% to $189 million. Organic net sales decreased 5%.

•	Second quarter of 2019 earnings per share (EPS) performance:

◦	GAAP diluted EPS was $0.06, compared to a loss per share of $0.17.

◦	Adjusted EPS was $0.21, as compared to $0.05 per share.

•	Reported net income for the second quarter of 2019 was $15 million, as compared to a net loss of $50 million for the second quarter of 2018.

•	Adjusted EBITDA for the second quarter of 2019 was $101 million, a decrease of 8%. On a constant currency basis, adjusted EBITDA decreased 4%.

◦	Electronics: Adjusted EBITDA was $60 million, a decrease of 7%. On a constant currency basis, adjusted EBITDA decreased 3%.

◦	Industrial & Specialty: Adjusted EBITDA was $40 million, a decrease of 10%. On a constant currency basis, adjusted EBITDA decreased 6%.

◦	Adjusted EBITDA margin for the combined company increased 20 basis points to 22.0%. On a constant currency basis, adjusted EBITDA margin increased 30 basis points.

2019 Guidance

The Company is updating its 2019 financial guidance, with adjusted EBITDA growth expected to be between 2% and 5% for this year on a constant currency basis and adjusted EPS expected to be between $0.83 to $0.86. The Company expects net sales to decline year-over-year between 1% and 3% on an organic basis.
Recent Developments
As part of its previously-announced share repurchase program, during the three months ended June 30, 2019, the Company repurchased approximately 1.2 million shares of its common stock for approximately $11.4 million, at an average price of $9.89 per share. These repurchases added to the 37 million shares repurchased in February 2019. The remaining authorization under the share repurchase program was approximately $305 million at June 30, 2019.
On August 2, 2019, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to replace the Company's previous shelf registration statement, which expired on July 26, 2019. This registration statement was a routine filing and became effective upon filing.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2019 second quarter financial results at 8:30 a.m. (Eastern Time) on Friday, August 2, 2019. Participants on the call will include Martin E. Franklin, Executive Chairman; Benjamin Gliklich, Chief Executive Officer; Scot R. Benson, President and Chief Operating Officer; and Carey J. Dorman, Chief Financial Officer.
To listen to the call by telephone, please dial 866-518-6930 (domestic) or 203-518-9797 (international) and provide the Conference ID: ESIQ219. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company's businesses enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential" "target," "hope," "goal," "priority" or "guidance" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's corporate cost savings and cost containment; seasonal pick-up in the third quarter and recovery in the second half of 2019; 2019 financial guidance, including full year net sales expectations on an organic basis, full year adjusted EBITDA growth on a constant currency basis and full year adjusted EPS guidance; expectation for long-term average growth; outlook for end-markets; generation of approximately $200 million of free cash flow on an adjusted basis in 2019 and use of free cash flow to drive earnings growth while respecting a net debt to adjusted EBITDA ratio of 3.5 times or less. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company's ability to realize the expected benefits, efficiencies and cost savings from the sale of its Agricultural Solutions business and its cost containment measures; the success of its leadership transition and go-forward structure and strategy; the impact of acquisitions, divestitures, restructurings, refinancings, and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports filed by Element Solutions with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)	2019	2018	2019	2018
Net sales	$456.7	$501.6	$916.5	$994.1
Cost of sales	263.7	286.9	525.2	568.3
Gross profit	193.0	214.7	391.3	425.8
Operating expenses:
Selling, technical, general and administrative	126.4	144.3	268.8	285.1
Research and development	11.1	11.2	21.9	22.6
Total operating expenses	137.5	155.5	290.7	307.7
Operating profit	55.5	59.2	100.6	118.1
Other expense:
Interest expense, net	(18.2)	(78.3)	(56.3)	(155.5)
Foreign exchange (loss) gain	(28.3)	(2.4)	(1.2)	5.1
Other (expense) income, net	(1.1)	1.9	(49.1)	13.7
Total other expense	(47.6)	(78.8)	(106.6)	(136.7)
Income (loss) before income taxes and non-controlling interests	7.9	(19.6)	(6.0)	(18.6)
Income tax benefit (expense)	6.8	(30.0)	17.2	(39.9)
Net income (loss) from continuing operations	14.7	(49.6)	11.2	(58.5)
(Loss) income from discontinued operations, net of tax	(13.3)	61.4	14.1	108.3
Net income	1.4	11.8	25.3	49.8
Net loss (income) attributable to the non-controlling interests	0.1	0.2	(0.6)	(0.5)
Net income attributable to common stockholders	$1.5	$12.0	$24.7	$49.3

Earnings (loss) per share
Basic from continuing operations	$0.06	$(0.17)	$0.04	$(0.21)
Basic from discontinued operations	(0.05)	0.21	0.05	0.38
Basic attributable to common stockholders	$0.01	$0.04	$0.09	$0.17

Diluted from continuing operations	$0.06	$(0.17)	$0.04	$(0.21)
Diluted from discontinued operations	(0.05)	0.21	0.05	0.38
Diluted attributable to common stockholders	$0.01	$0.04	$0.09	$0.17

Weighted average common shares outstanding
Basic	257.3	288.2	262.7	288.0
Diluted	259.6	288.2	265.3	288.0

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(dollars in millions)	2019	2018
Assets
Cash and cash equivalents	$247.6	$233.6
Accounts receivable, net of allowance for doubtful accounts of $8.3 and $7.7 at June 30, 2019 and December 31, 2018, respectively	374.7	382.4
Inventories	201.6	188.1
Prepaid expenses	23.7	14.3
Other current assets	69.1	42.5
Current assets of discontinued operations	9.6	1,621.3
Total current assets	926.3	2,482.2
Property, plant and equipment, net	256.7	266.9
Goodwill	2,177.9	2,182.6
Intangible assets, net	967.0	1,024.5
Other assets	105.6	32.9
Non-current assets of discontinued operations	6.8	3,412.4
Total assets	$4,440.3	$9,401.5
Liabilities and stockholders' equity
Accounts payable	$106.1	$100.9
Current installments of long-term debt and revolving credit facilities	57.8	25.3
Accrued expenses and other current liabilities	116.2	189.5
Current liabilities of discontinued operations	57.9	826.8
Total current liabilities	338.0	1,142.5
Debt	1,515.3	5,350.7
Pension and post-retirement benefits	48.6	49.5
Deferred income taxes	120.3	133.0
Other liabilities	186.9	128.5
Non-current liabilities of discontinued operations	—	416.2
Total liabilities	2,209.1	7,220.4
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock: 400.0 shares authorized (2019: 258.3 shares issued; 2018: 289.3 shares issued)	2.6	2.9
Additional paid-in capital	4,109.4	4,062.1
Treasury stock (2019: 1.7 shares; 2018: 0.3 shares)	(16.8)	(3.5)
Accumulated deficit	(1,604.0)	(1,195.4)
Accumulated other comprehensive loss	(258.4)	(756.9)
Total stockholders' equity	2,232.8	2,109.2
Non-controlling interests	(1.6)	71.9
Total equity	2,231.2	2,181.1
Total liabilities and stockholders' equity	$4,440.3	$9,401.5

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended June 30,
(dollars in millions)	June 30, 2019	March 31, 2019	2019	2018
Cash flows from operating activities:
Net income	$1.4	$23.9	$25.3	$49.8
Net (loss) income from discontinued operations, net of tax	(13.3)	27.4	14.1	108.3
Net income (loss) from continuing operations	14.7	(3.5)	11.2	(58.5)
Reconciliation of net loss from continuing operations to net cash flows used in operating activities:
Depreciation and amortization	38.8	38.7	77.5	79.8
Deferred income taxes	(8.8)	(2.0)	(10.8)	(18.0)
Foreign exchange loss (gain)	24.4	(33.0)	(8.6)	(7.7)
Other, net	4.4	75.4	79.8	5.6
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2.6	2.8	5.4	(11.3)
Inventory	0.4	(14.3)	(13.9)	(27.1)
Accounts payable	(4.1)	9.5	5.4	12.2
Accrued expenses	(26.2)	(67.3)	(93.5)	1.0
Prepaid expenses and other current assets	(20.3)	(4.6)	(24.9)	17.5
Other assets and liabilities	11.4	(33.7)	(22.3)	(6.2)
Net cash flows provided by (used in) operating activities of continuing operations	37.3	(32.0)	5.3	(12.7)
Cash flows from investing activities:
Capital expenditures	(4.7)	(6.7)	(11.4)	(11.0)
Proceeds from disposal of property, plant and equipment	—	—	—	1.6
Acquisition of business, net of cash acquired	—	—	—	(28.2)
Proceeds from the sale of equity investment	—	—	—	25.0
Proceeds from Arysta Sale (net of cash $148.7 million)	89.5	4,192.3	4,281.8	—
Other, net	(0.6)	8.5	7.9	0.8
Net cash flows provided by (used in) investing activities of continuing operations	84.2	4,194.1	4,278.3	(11.8)
Cash flows from financing activities:
Debt proceeds, net of discount	—	749.1	749.1	—
Repayments of borrowings	(2.0)	(4,601.0)	(4,603.0)	(0.2)
Change in lines of credit, net	(70.2)	95.3	25.1	60.0
Repurchases of common stock	(11.5)	(433.6)	(445.1)	—
Payment of financing fees	—	(39.5)	(39.5)	(1.0)
Other, net	2.0	(10.8)	(8.8)	0.3
Net cash flows (used in) provided by financing activities of continuing operations	(81.7)	(4,240.5)	(4,322.2)	59.1
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(19.4)	(115.9)	(135.3)	(79.0)
Net cash flows used in investing activities of discontinued operations	—	(5.0)	(5.0)	(20.9)
Net cash flows provided by financing activities of discontinued operations	—	4.8	4.8	44.1
Net cash flows used in discontinued operations	(19.4)	(116.1)	(135.5)	(55.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.2)	9.4	6.2	(15.8)
Net increase (decrease) in cash, cash equivalents and restricted cash	17.2	(185.1)	(167.9)	(37.0)
Cash, cash equivalents and restricted cash at beginning of period	230.4	415.5	415.5	483.9
Cash, cash equivalents and restricted cash at end of period	$247.6	$230.4	$247.6	$446.9

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS - CONTINUING OPERATIONS
	Three Months Ended June 30,					Six Months Ended June 30,
(dollars in millions)	2019	2018	Reported	Constant Currency	Organic	2019	2018	Reported	Constant Currency	Organic
Net Sales
Electronics	$267.9	$295.7	(9%)	(6%)	(6%)	$533.8	$583.7	(9%)	(5%)	(6%)
Industrial & Specialty	188.8	205.9	(8%)	(5%)	(5%)	382.7	410.4	(7%)	(2%)	(2%)
Total	$456.7	$501.6	(9%)	(5%)	(6%)	$916.5	$994.1	(8%)	(4%)	(4%)

Adjusted EBITDA
Electronics	$60.4	$65.0	(7%)	(3%)		$116.8	$125.1	(7%)	(2%)
Industrial & Specialty	40.1	44.4	(10%)	(6%)		82.3	88.4	(7%)	(2%)
Total	$100.5	$109.4	(8%)	(4%)		$199.1	$213.5	(7%)	(2%)

	Three Months Ended June 30,			Constant Currency		Six Months Ended June 30,			Constant Currency
	2019	2018	Change	2019	Change	2019	2018	Change	2019	Change
Adjusted EBITDA Margin
Electronics	22.5%	22.0%	50bps	22.7%	70bps	21.9%	21.4%	50bps	22.0%	60bps
Industrial & Specialty	21.2%	21.6%	(40)bps	21.2%	(40)bps	21.5%	21.5%	—	21.6%	10bps
Total	22.0%	21.8%	20bps	22.1%	30bps	21.7%	21.5%	20bps	21.8%	30bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	June 30, 2019
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$50.0
USD Term Loans	(1)	1/31/2026	LIBOR plus 2.25%	746.2
Other Secured Debt				0.9
Total First Lien Debt				797.1
Senior Notes due 2025		12/1/2025	5.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,597.1
Cash Balance				247.6
Net Debt				$1,349.5
Adjusted Shares Outstanding	(2)			261.3
Market Capitalization	(3)			$2,701.8
Total Capitalization				$4,051.3

(1)	Element Solutions swapped its floating term loan to fixed rate through January 2024. At June 30, 2019, approximately 97% of its debt was fixed and 3% was floating.

(2)	See "Non-GAAP Adjusted Common Shares at June 30, 2019 and 2018 (Unaudited)" following the Adjusted Earnings Per Share table below.

(3)	Based on the closing price of the shares of Element Solutions of $10.34 at June 28, 2019.

III. SELECTED FINANCIAL DATA - CONTINUING OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2019	2018	2019	2018
Interest expense	$18.9	$78.9	$58.2	$156.4
Interest paid	$29.7	$62.6	$92.8	$147.0
Income tax (benefit) expense	$(6.8)	$30.0	$(17.2)	$39.9
Income taxes paid	$20.8	$21.7	$35.0	$39.9
Capital expenditures	$4.7	$6.2	$11.4	$11.0
Proceeds from disposal of property, plant and equipment	$—	$1.6	$—	$1.6

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, guidance related to adjusted EPS and constant currency adjusted EBITDA growth, net debt to adjusted EBITDA ratio, organic net sales growth and organic net sales growth expectations. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews each of the non-GAAP measures mentioned above to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides adjusted EBITDA guidance, adjusted EPS guidance and organic net sales growth expectations on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and six months ended June 30, 2019:

	Three Months Ended June 30, 2019
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(9)%	4%	(6)%	0%	0%	(6)%
Industrial & Specialty	(8)%	4%	(5)%	—%	—%	(5)%
Total	(9)%	4%	(5)%	0%	0%	(6)%

	Six Months Ended June 30, 2019
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(9)%	4%	(5)%	0%	(1)%	(6)%
Industrial & Specialty	(7)%	4%	(2)%	—%	—%	(2)%
Total	(8)%	4%	(4)%	0%	0%	(4)%
NOTE: Totals may not sum due to rounding.
For the three months ended June 30, 2019, Electronics' and the Company's consolidated results were positively impacted by $1.0 million of acquisitions and $0.7 million of pass-through metals pricing. For the six months ended June 30, 2019, Electronics' and the Company's consolidated results were positively impacted by $3.6 million of acquisitions and $1.6 million of pass-through metals pricing.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangible assets and the step-up depreciation associated with fixed assets, both recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 27% and 34% for the three and six months ended June 30, 2019 and 2018, respectively, as described in footnote (10) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's new capital structure by assuming that the sale of Agricultural Solutions (the "Arysta Sale") had closed and its new credit agreement had been in place on January 1, 2019, which the Company believes is more reflective of the go-forward capital structure of the Company.
The resulting adjusted net income from continuing operations is then divided by Element Solutions' outstanding number of shares of common stock plus the number of shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target and issued at each period presented. Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS for each period presented below:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)		2019	2018	2019	2018
Net income attributable to common stockholders		$1.5	$12.0	$24.7	$49.3
Net (loss) income from discontinued operations attributable to common stockholders		(13.2)	61.0	$14.1	108.5
Net income (loss) from continuing operations attributable to common stockholders		14.7	(49.0)	10.6	(59.2)
Reversal of amortization expense	(1)	28.4	28.4	56.8	56.9
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.1	2.5	4.2	5.4
Adjustment to interest expense	(2)	—	—	20.1	—
Restructuring expense	(3)	2.8	1.6	4.0	3.3
Integration costs	(4)	0.3	3.5	1.7	4.5
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(5)	28.7	4.6	0.4	(3.1)
Debt refinancing costs	(6)	0.3	—	61.0	—
Gain on sale of equity investment	(7)	—	—	—	(11.3)
Change in fair value of contingent consideration	(8)	0.5	1.0	2.9	1.5
Other, net	(9)	3.0	0.4	1.3	1.9
Tax effect of pre-tax non-GAAP adjustments	(10)	(17.8)	(14.3)	(41.1)	(20.1)
Adjustment to estimated effective tax rate	(10)	(9.0)	36.7	(15.6)	46.2
Adjustment to reverse (loss) income attributable to certain non-controlling interests	(11)	—	(0.6)	0.5	0.6
Adjusted net income from continuing operations attributable to common stockholders		$54.0	$14.8	$106.8	$26.6

Adjusted earnings per share from continuing operations	(12)	$0.21	$0.05	$0.41	$0.09

Adjusted common shares outstanding	(12)	261.3	299.2	261.8	299.1

(1)
The Company eliminates amortization expense associated with intangible assets and incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.

(2)
The Company adjusts its 2019 interest expense to reflect its new capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019 which the Company believes is more reflective of the go-forward capital structure of the Company.

(3)
The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(4)
The Company adjusts for costs associated with integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(5)
The Company adjusts for foreign exchange gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.

(6)
The Company adjusts for costs related to the redemption of its prior 6.00% and 6.50% senior notes and the paydown its term loan debt outstanding at the time of the Arysta Sale because it believes these costs are not reflective of ongoing operations.

(7)	The Company adjusts for a gain on the sale of an equity investment in 2018 because it believes it is not reflective of ongoing operations.

(8)
The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition") because it believes these costs are not reflective of ongoing operations.

(9)
The Company's 2019 adjustments include a gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt, offset in part by employee expenses associated with the Arysta Sale that do not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees. The Company's 2018 adjustments primarily include professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(10)
The Company adjusts its effective tax rate to 27% for the three and six months ended June 30, 2019. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 27% to pre-tax non-GAAP adjustments. For the three and six months ended June 30, 2018, the Company adjusted its effective tax rate to 34%. These effective tax rates adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.

(11)
In connection with the merger on March 29, 2019 of Platform Delaware Holdings, Inc. ("PDH") with and into the Company, each outstanding equity interest in PDH was converted into one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid Acquisition because holders of such equity interests were expected to convert their PDH holdings into shares of the Company's common stock. The Company also adjusted these non-controlling interests because it believed they were not reflective of ongoing operations.

(12)
The Company defines "Adjusted common shares" as the outstanding number of shares of its common stock at June 30, 2019 or 2018, plus the number of shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and awarded equity grants with targets that are considered probable of achievement were vested at target and issued as of June 30, 2019 or 2018, as applicable. The Company adjusts the number of outstanding shares of its common stock for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.

NON-GAAP ADJUSTED SHARES AT JUNE 30, 2019 AND 2018 (UNAUDITED)

The following table shows Element Solutions' adjusted common shares outstanding at each period presented which consists of Element Solutions' outstanding number of shares of common stock, plus the number of shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and awarded equity grants with targets that are considered probable of achievement were vested at target and issued at each period presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2019	2018	2019	2018
Basic outstanding common shares	256.7	288.2	257.0	288.2
Number of shares issuable upon conversion of PDH Common Stock	—	4.1	—	4.1
Number of shares issuable upon conversion of Series A Preferred Stock	2.0	2.0	2.0	2.0
Number of shares issuable upon vesting and exercise of Stock Options	0.4	0.7	0.6	0.7
Number of shares issuable upon vesting of granted Equity Awards	2.2	4.2	2.2	4.1
Adjusted common shares outstanding	261.3	299.2	261.8	299.1

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)		2019	2018	2019	2018
Net income attributable to common stockholders		$1.5	$12.0	$24.7	$49.3
Add (subtract):
Net (loss) income attributable to the non-controlling interests		(0.1)	(0.2)	0.6	0.5
Loss (income) from discontinued operations, net of tax		13.3	(61.4)	(14.1)	(108.3)
Income tax (benefit) expense		(6.8)	30.0	(17.2)	39.9
Interest expense, net		18.2	78.3	56.3	155.5
Depreciation expense		10.4	11.2	20.7	22.9
Amortization expense		28.4	28.4	56.8	56.9
EBITDA		64.9	98.3	127.8	216.7
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(3)	2.8	1.6	4.0	3.3
Integration costs	(4)	0.3	3.5	1.7	4.5
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(5)	28.7	4.6	0.4	(3.1)
Debt refinancing costs	(6)	0.3	—	61.0	—
Change in fair value of contingent consideration	(8)	0.5	1.0	2.9	1.5
Gain on sale of equity investment	(7)	—	—	—	(11.3)
Other, net	(9)	3.0	0.4	1.3	1.9
Adjusted EBITDA		$100.5	$109.4	$199.1	$213.5
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt and capital lease obligations, excluding unamortized premium, discounts and debt issuance costs, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.3x on a trailing twelve month basis:

	2019	2018		Trailing Twelve Months
(dollars in millions)	YTD	Q3	Q4
Net income (loss) attributable to common stockholders	$24.7	$(408.9)	$35.2	$(349.0)
Add (subtract):
Net income attributable to the non-controlling interests	0.6	3.0	1.0	4.6
(Income) loss from discontinued operations, net of tax	(14.1)	401.6	(50.4)	337.1
Income tax (benefit) expense	(17.2)	(18.8)	2.7	(33.3)
Interest expense, net	56.3	77.9	77.6	211.8
Depreciation expense	20.7	10.9	10.8	42.4
Amortization expense	56.8	27.8	27.4	112.0
EBITDA	127.8	93.5	104.3	325.6
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	4.0	1.0	2.0	7.0
Integration costs	1.7	5.2	2.4	9.3
Foreign exchange loss on foreign denominated external and internal long-term debt	0.4	3.8	5.3	9.5
Debt refinancing costs	61.0	—	0.5	61.5
Change in fair value of contingent consideration	2.9	1.0	(24.3)	(20.4)
Other, net	1.3	3.8	8.7	13.8
Adjusted EBITDA	$199.1	$108.3	$98.9	$406.3

Net Debt				1,349.5

Net debt to adjusted EBITDA ratio				3.3x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow on an adjusted basis adjusts for one-time cash operating expenses related to the Arysta Sale and for the payment of a portion of the contingent consideration related to the MacDermid Acquisition, and assumes that the Company's new capital structure was in place on January 1, 2019. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for use in evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows on an adjusted basis:"

2019
(dollars in millions)	Q2 YTD
Cash flows from operating activities	$5
Capital expenditures	(11)
Disposal of property, plant and equipment	—
Free cash flows	(6)
Adjustments to arrive at free cash flows on an adjusted basis:
Interest payments - prior capital structure (1)	57
Interest payments - new capital structure (1)	(3)
Other (2)	38
Free cash flows on an adjusted basis	$86

(1)	Adjustments for 2019 interest payments to reflect the Company's new capital structure by assuming that the Arysta Sale had closed and the new credit agreement had been in place on January 1, 2019.

(2)
Adjustment for the payment of the contingent consideration related to the MacDermid Acquisition and payment for employee expenses associated with the Arysta Sale that do not qualify for discontinued operations.

Investor Relations Contact:
Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845